Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	Other	9,482,110 (1)	$1.82 (2)	$17,257,440	0.00014760	$2,547.20
	Total Offering Amounts					$17,257,440		$2,547.20
	Total Fees Previously Paid							$1,525.60
	Total Fee Offsets							$0
	Net Fee Due							$1,021.60

(1)	Consists of 9,482,110 ordinary shares of the registrant (“Ordinary Shares”) that are available to be issued and sold by the registrant to the selling securityholder named herein. The Ordinary Shares included in this prospectus consist of (i) Ordinary Shares that the Selling Stockholder may receive pursuant to the conversion of up to $4,804,800 of principal and accruing interest under a promissory note held by the Selling Stockholder, at a fixed conversion price of $1.6378; (ii) 3,929,051 Ordinary Shares underlying an “A” Warrant held by the Selling Stockholder; and (iii) 2,619,367 Ordinary Shares underlying a “B” Warrant held by the Selling Stockholder.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on November 2, 2023 ($1.82 per Ordinary Share). This calculation is in accordance with Rule 457(c).
(3)	In the event of a stock split, stock dividend or other similar transaction involving the Ordinary Shares, in order to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional Ordinary Shares in accordance with Rule 416(a) under the Securities Act.